Exhibit 99.2

TRANSITION AGREEMENT

WHEREAS, Robert J. Stevens (“Mr. Stevens”), after 25 years of service for Lockheed Martin Corporation (“LMC” or “Corporation”) has announced that he will step down as LMC’s Chief Executive Officer on December 31, 2012;

WHEREAS, Mr. Stevens has agreed to remain an employee in the position of Strategic Advisor through February 28, 2014 in order to assist in the transition to a new Chief Executive Officer, to represent the Corporation in a variety of forums, and to do such other tasks as may be requested by the Chief Executive Officer;

WHEREAS, Mr. Stevens is currently Chairman of the Board of Directors of the Corporation and subject to approval by the Board of Directors and election as a director by the stockholders at the April 2013 annual meeting, the Board of Directors has elected him to serve as Executive Chairman of the Board to further facilitate the transition from his leadership role with the Corporation;

WHEREAS, LMC believes that, in light of the significant management positions held by Mr. Stevens and his access to confidential information of the Corporation, it would serve the Corporation’s interests to obtain an agreement from Mr. Stevens not to engage in activity in competition with the business of the Corporation;

WHEREAS, LMC has determined that it will provide to Mr. Stevens certain compensation and benefits in recognition of the contributions he has made and will continue to make to LMC’s long-term success;

NOW THEREFORE, in consideration of the mutual promises contained within this Transition Agreement (“Agreement”), Mr. Stevens and LMC agree as follows:

1.	Duties as Executive Chairman and Strategic Advisor: As Executive Chairman of the Board, Mr. Stevens will perform the functions assigned to the Chairman of the Board through December 31, 2013 under the Corporation’s Bylaws. In addition, from January 1, 2013 through February 28, 2014, Mr. Stevens will be an employee of the Corporation, with the title of “Strategic Advisor to the Chief Executive Officer.” As Strategic Advisor, he will report to the Chief Executive Officer on all matters and will have the following specific duties: (i) assist in the transition of responsibilities over the day-to-day operation of the Corporation to the new Chief Executive Officer; (ii) provide counsel to the Chief Executive Officer on historic, strategic and policy issues; (iii) support the transition of responsibilities for the management of the Corporation by facilitating introductions and establishing relationships with customers, members of Congress, investors and other stakeholders; (iv) represent the Corporation in a number of forums regarding issues facing the aerospace and defense industry; and (v) perform other duties at the request of the Chief Executive Officer and the Board of Directors, including customer and Congressional outreach and strategic and talent development.

Transition Agreement

2.	Covenants of Mr. Stevens: Mr. Stevens agrees as follows:

Covenant Not to Compete: Mr. Stevens agrees that he will enter into an agreement (“Non-competition Agreement”) with the Corporation effective upon the date of his retirement as an employee of the Corporation pursuant to which he will agree that for the three year-period following the effective date of Mr. Stevens’ retirement from LMC, Mr. Stevens will not, on his own or in association with others, either be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, director, officer, partner, consultant, or otherwise by or with any corporation, partnership, limited liability company, venture or other business entity (whether or not for profit) considered to be a Competitor of LMC. The Non-competition Agreement will also provide that during that three-year period, Mr. Stevens will agree not to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between LMC and any customer, supplier, or employee of LMC. For the purpose of the Non-competition Agreement, the term “Competitor” will mean those companies that the Corporation designates as competitors but will include, at a minimum, the companies included within the S&P Aerospace and Defense Index as well as BAE plc, European Aeronautic Defence and Space Company N.V. (EADS), SAIC, Inc., Exelis, Inc., Huntington Ingalls Industries, Inc., any subsidiary of such company, or any successor to all or a material part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law, or similar transaction. Mr. Stevens agrees that the Non-competition Agreement is in addition to any other non-competition agreement in effect currently or at the time of execution of the Non-competition Agreement.

3.	Covenants of LMC: LMC agrees as follows:

(a) Covenant to Provide Security and Office Support: LMC will continue to provide monthly security services to Mr. Stevens during his tenure as Strategic Advisor and after March 1, 2014, dependent upon his relationship with the Corporation and level of potential threat to be reviewed on an as-needed basis, not less than annually, by the Classified Business and Security Committee of the Board of Directors. LMC will provide equipment, subscriptions, connectivity, technical, and administrative support until December 31, 2014, subject to annual reconsideration thereafter by the Management Development and Compensation Committee. To the extent that the personal security authorized under this Paragraph 3(a) is taxable to Mr. Stevens, LMC shall reimburse Mr. Stevens for all taxes (including any Federal, state, and local income taxes, employment taxes, excise taxes, and any interest or penalties imposed with respect to such taxes as a result of action or inaction by LMC) and an additional gross-up amount to make Mr. Stevens whole for the taxes on such reimbursement amount.

(b) Covenant to Provide Use of Corporate Aircraft: Until December 31, 2014, Mr. Stevens will continue to have access to the LMC corporate aircraft for business and personal use in accordance with LMC’s policies for use of corporate aircraft. Income will be imputed at appropriate IRS rates if a family member accompanies him on a trip on the corporate aircraft unless the family member’s attendance is for a business purpose.

Transition Agreement

(c) Executive Physicals: Until December 31, 2014, Mr. Stevens will continue to participate in Lockheed Martin’s Executive Physical Program.

(d) Professional Memberships: Until December 31, 2014, Mr. Stevens will continue to be reimbursed for his participation in professional organizations.

(e) Compensation: For his services from January 1, 2013 through December 31, 2013 as Strategic Advisor, Mr. Stevens will receive a base salary at an annual rate of $1,800,000. The target under the Management Incentive Compensation Plan for his services as Strategic Advisor in 2013 will be 150%. For the period from January 1, 2014 through February 28, 2014, Mr. Stevens will receive a monthly salary of $100,000. In lieu of participation in long-term incentive programs for 2013 and 2014 and contingent upon execution of the Non-competition Agreement in a form satisfactory to the Corporation, Mr. Stevens will receive a lump sum payment of $2,000,000, payable on or about March 1, 2014, but no later than March 14, 2014. The Corporation shall not be obligated to make the $2,000,000 payment to Mr. Stevens unless he executes the Non-competition Agreement on or before March 1, 2014.

4.	Miscellaneous Provisions:

(a) Effective Date of Agreement: This Agreement will become effective upon the date of execution by both parties.

(b) Governing Law: This Agreement shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any dispute concerning this Agreement shall be determined by binding arbitration under the American Arbitration Association rules for arbitrating commercial disputes.

(c) Severability: It is the desire and intent of the parties that the provisions of this Agreement bind the parties. Accordingly, if any particular portion of this Agreement is adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete that portion from this Agreement with such deletion to apply only with respect to the operation of that provision.

(d) Other Benefits: Nothing in this Agreement is intended to affect any of the other benefits or compensation payable to Mr. Stevens as a result of his employment with LMC or his retirement.

(e) Section 409A: It is the intent of the parties that the taxable payments and benefits under this Agreement constitute (i) a “short-term deferral,” or (ii) reimbursements, medical benefits, or in-kind benefits payable under a separation pay plan for a limited period of time within the meaning of Section 409A of the Internal Revenue Code and related regulations and guidance issued thereunder. To the maximum extent permitted, this Agreement shall be interpreted in accordance with the foregoing sentence. With respect to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits shall not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect

Transition Agreement

amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement that are taxable income to Mr. Stevens shall in no event be paid later than the end of the calendar year next following the year in which Mr. Stevens incurs the expense. Each separately identified amount for which Mr. Stevens is eligible under this Agreement shall be treated as a separate payment or separate series of payments, as applicable.

(f) Performance of Duties. During his tenure as Strategic Advisor, Mr. Stevens shall perform his duties in his best judgment and in accordance with the policies, procedures and practices of the Corporation, including the Corporation’s Code of Ethics and Business Conduct. Compliance with this standard is consideration and a precondition for the payments to be made under this Agreement.